SENIOR EXECUTIVE

TERMINATION BENEFITS AGREEMENT

This Senior Executive Termination Benefits Agreement (this “Agreement”), dated as of ____________, 20___ (the “Effective Date”) is entered into by and between Darling Ingredients Inc., a Delaware corporation (the “Company”), and _____________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as a key member of the Company’s management team in a position of trust and confidence and as such has been and will continue to be provided Confidential Information (defined below) of the Company and make valuable contributions to the productivity and profitability of the Company;

WHEREAS, the Executive understands and acknowledges that the services the Executive provides to the Company are unique, special, or extraordinary; and

WHEREAS, the Company considers that providing the severance benefits provided for herein will operate as an incentive for the Executive to remain employed by the Company.

NOW, THEREFORE, to induce the Executive to remain employed by the Company, and to acknowledge the “At Will” status of the Executive’s employment by the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1. Certain Definitions. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Cause” shall mean any one or more of the following:

(i)During periods that occur outside of the Protection Period, failure of the Executive to render services to the Company in accordance with the reasonable directions of the Company’s Chief Executive Officer or Board of Directors, which failure shall continue after written notice from the Company;

(ii)Willful misconduct by the Executive in connection with the performance of the Executive’s services for the Company, including, (A) commission by the Executive of an act of fraud or dishonesty or of an act which he or she knew to be in material violation of his or her duties to the Company (including the unauthorized disclosure of confidential information), (B) harassment of or discrimination against individuals on account of gender, race, religion, national origin or disability or retaliation against an individual for making any claim that the Executive has so harassed or discriminated against such individual or (C) material breach of a written policy of the Company; provided that the Executive understands that nothing contained in this Agreement limits the protected rights of the Executive set forth in Section 7(h) below; or

(iii)The conviction or plea of nolo contendere of the Executive to a felony.

“Change of Control” shall mean, subject to Section 11, the occurrence of any of the following events:

(i)Any “Person” (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) becomes the “Beneficial Owner” (withing the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its Directors (as defined below) (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, including without limitation, a public offering of securities; (B) any acquisition by the Company or any of its subsidiaries or affiliates; (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries or affiliates; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below;

(ii)Individuals who constitute the Board of Directors of the Company (the “Board”) as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the Effective Date whose election to the Board, or nomination for election by one or more of the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of any Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)Consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more of its subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (B) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including individuals deemed to be members of the

Incumbent Board by reason of the proviso of paragraph (ii) above) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent, provided that the Executive has complied with the Good Reason Process (as defined below): (i) a material diminution in the Executive’s responsibility, authority or duty; (ii) a material diminution in the Executive’s base salary; or (iii) the relocation of the office at which the Executive was principally employed immediately prior to the Protection Period to a location more than fifty (50) miles from the location of such office, or the Executive being required to be based anywhere other than such office, except for required travel on business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Protection Period.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Executive’s resignation for Good Reason (i.e., as a result of such Good Reason condition) occurs within sixty (60) days after the end of the Cure Period.

“Qualifying Termination” shall mean any termination of the Executive’s employment with the Company for any reason other than the following:

(i)The termination of the Executive’s employment by the Executive due to the Executive’s voluntary resignation; provided that the Executive’s resignation of his or her employment for Good Reason during the Protection Period shall not constitute a voluntary resignation for the purposes of this Agreement;

(ii)The termination of the Executive’s employment by the Company for Cause; or

(iii)The termination of the Executive’s employment by the Company or the Executive in accordance with the Company’s retirement policy (including early retirement, if included in such policy and elected by the Executive in writing) generally applicable to its senior executive employees, or in accordance with any other retirement agreement entered into by and between the Executive and the Company (referred to herein as a “normal retirement”); provided that the Executive’s resignation of his or her employment for Good Reason during the Protection Period shall not constitute a “normal retirement” for the purposes of this Agreement; provided further that notwithstanding any of the foregoing, the placement of the Executive on permanent or long-term disability status as defined by the Company’s long-term disability policy covering the Executive and the death of the Executive shall not be deemed a Qualifying Termination and shall not qualify the Executive for the benefits set forth in this Agreement.

“Protection Period” shall mean the period commencing as of, and ending upon the two (2)-year anniversary of, a Change of Control.

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder.

“Termination Base Pay Amount” shall mean (i) in the event the Termination Date occurs outside of the Protection Period, an amount equal to two (2) times the Executive’s annual base salary as in effect on the Termination Date, and (ii) in the event the Termination Date occurs within the Protection Period, an amount equal to two (2) times the sum of the Executive’s (A) annual base salary at the highest rate in effect for the preceding twelve (12) months prior to the Termination Date and (B) target annual bonus amount for the fiscal year in which the Termination Date occurs.

“Termination Date” shall mean the date of the Executive’s Qualifying Termination.

2. Circumstances Triggering Receipt of Severance Benefits.

Subject to the Executive’s execution of a general release in favor of the Company, for which the seven (7)-day revocation period has expired, pursuant to which the Executive waives, effective as of the Termination Date (as hereinafter defined), any and all claims, known or unknown, and provided the Executive has not breached, and is in full compliance with all terms of, this Agreement, the Company shall provide the Executive with the benefits set forth in Section 4 upon the Executive’s Qualifying Termination.

Notwithstanding the foregoing, the Executive (a) must deliver to the Company the general release (as described above) no later than twenty-one (21) days following the Termination Date (or if required under applicable law no later than forty-five (45) days following the Termination Date (the “Extended Consideration Period”)), and (b) must not revoke such general release within the applicable seven (7)-day revocation period. Any payments that would be made pursuant to Section 4(a)(i), Section 4(e) or Section 4(g) prior to the thirtieth (30th) day following the Termination Date shall be made on the first payroll date after the thirtieth (30th) day following the Termination Date (the “Initial Payroll Date”); provided that if the Extended Consideration Period applies, the above references in this sentence to the thirtieth (30th) day shall be changed to the sixtieth (60th) day.

3. No Entitlement of Employment and Acknowledgment of “At Will” Status.

This Agreement shall not be construed as and does not constitute a promise or guaranty of continued employment. In consideration of this Agreement, the Executive acknowledges and agrees that his or her employment with the Company is “At Will”. The Executive understands that his or her employment with the Company is not for a specified term and is at the mutual consent of the Executive and the Company and, therefore, the Company can terminate the employment relationship at will, with or without Cause.

4. Termination Benefits.

Subject to the conditions set forth in Section 2, including but not limited to the execution and non-revocation of a general release and continued compliance with all terms of this Agreement, the following benefits (subject to any changes in benefit programs that may occur in the future and any applicable payroll or other taxes required to be withheld) shall be provided to the Executive:

(a)Severance Benefits.

(i)In the event the Termination Date occurs outside of the Protection Period, the Company shall pay to the Executive the Termination Base Pay Amount that relates to a Termination Date occurring outside of the Protection Period, which amount shall be paid periodically in substantially equal installments for a period of twenty-four (24) months following the Termination Date. Such installments shall be paid, according to the payroll practices of the business unit to which the Executive provided services prior to the Termination Date (i.e., on the regular payroll dates that are applicable to such unit). Each such periodic installment payment is hereby designated a separate payment for purposes of Section 409A.

(ii)In the event the Termination Date occurs within the Protection Period, including as a result of the Executive’s resignation of his or her employment for Good Reason during the Protection Period, the Company shall pay to the Executive the Termination Base Pay Amount that relates to a Termination Date occurring within the Protection Period, which amount shall be paid in a lump sum on the Initial Payroll Date.

(b)Prorated Bonus.

(i)In the event the Termination Date occurs outside of the Protection Period, the Company shall pay to the Executive, if applicable, an amount equal to the annual bonus payment the Executive would have earned with respect to the fiscal year in which the Termination Date occurs (i.e., contingent on satisfaction of the performance goals that are applicable to such annual bonus), if any, if his or her termination of employment had not occurred and he or she had remained employed through such date on which such bonus would be paid, adjusted on a pro rata basis based on the number of days the Executive was actually employed by the Company during such fiscal year to which such annual bonus opportunity relates.

(ii)In the event the Termination Date occurs within the Protection Period, the Company shall pay to the Executive the greater of (A) an amount equal to the annual bonus payment the Executive would have earned with respect to the fiscal year in which the Termination Date occurs (i.e., contingent on satisfaction of the performance goals that are applicable to such annual bonus), if any, if his or her termination of employment had not occurred and he or she had remained employed through such date on which such bonus would be paid or (B) such Executive’s target annual bonus amount for the fiscal year in which the Termination Date occurs, in each case adjusted on a pro rata basis based on the number of days the Executive was actually employed by the Company during such fiscal year to which such annual bonus opportunity relates.

Such prorated bonus, as applicable, shall be paid to the Executive in a lump sum upon the date that annual bonus payments are generally made to the Company’s executive officers, and in any event at such time that is no earlier than the Initial Payroll Date, and no later than the first March 15th date that follows the fiscal year in which the Termination Date occurs.

(c)Prior-Year Bonus. In the event that the Termination Date occurs following the close of a fiscal year but prior to the payment of the annual bonus (if any) that is applicable with respect to such fiscal year, the Company shall pay the Executive, upon the Initial Payroll Date, a lump-sum cash payment in an amount equal to the amount of such bonus that the Executive would have received for such prior fiscal year (i.e., contingent on satisfaction of the performance goals that are applicable to such annual bonus), if any, if his or her termination of employment had not occurred and he or she had remained employed through such date on which such bonus would be paid.

(d)Vacation Pay. Any accrued vacation pay due but not yet taken at the Termination Date shall be paid to the Executive on the Termination Date.

(e)COBRA Benefits. The Executive shall be entitled to elect, to the extent permitted under COBRA, to continue (for the Executive and his or her eligible dependents) to participate in the medical, dental and/or vision benefits provided under the Company’s appliable group health plan(s) following the Termination Date. To the extent the Executive elects to continue such medical, dental and vision benefits, the Company will provide the Executive with a monthly reimbursement payment for the COBRA premiums charged and paid for up to eighteen (18) months; provided that (i) each such monthly reimbursement shall be paid following the Company’s receipt of proof of payment for the COBRA premium (in a form satisfactory to the Company) and (ii) no such reimbursement shall be provided to the extent the Company determines that the reimbursement would result in any fine, penalty or violation of law for being a discriminatory benefit or otherwise. For the avoidance of doubt, (A) such reimbursement payments (x) shall cease when the Executive becomes eligible to participate in any other employer-sponsored health plan, and (y) shall be includible in the Executive’s gross income, and (B) all other employee welfare benefits and perquisites that the Executive was receiving (or entitled to receive) prior to the Termination Date shall cease as of the Termination Date.

(f)Retirement Benefits. This Agreement shall not affect the Executive’s entitlement to benefits under the Company’s retirement plan accrued as of his or her termination.

(g)Executive Outplacement Counseling. The Company shall engage an outplacement counseling service of national reputation, at its own expense to assist the Executive in obtaining employment, until the earliest of (i) two (2) years from the Termination Date, (ii) such date as the Executive has obtained employment, or (iii) until such time the Company’s expenses equal $20,000.

5. Consideration.

The Company owns, controls, and has exclusive access to Confidential Information (defined below) concerning its operations, methods and accumulated experience incidental to the operations and development of its business. The Executive acknowledges that by executing this Agreement and by reason of the Executive’s employment by the Company, the Executive will gain access to Company relationships, including without limitation personal contact with customers and/or clients, and come into possession of, have knowledge of and contribute to Confidential Information and will establish substantial goodwill on behalf of the Company. The Executive understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive represents and acknowledges that the consideration received and to be received in connection with this Agreement is sufficient to compensate the Executive for the restrictions imposed under this Agreement, including but not limited to the obligations set forth in Section 7 below. The Executive acknowledges and agrees that he or she would not be entitled to receive the consideration set forth in this Section 5 but for the Executive’s agreement to abide by the terms and conditions of this Agreement.

6. Entirety.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, including, without limitation, any termination benefits agreement or similar arrangement previously entered into between the Executive and the Company. No supplement, modification or amendment of this Agreement shall be binding unless referring specifically to this Agreement and executed in writing by the parties hereto. In no event will the Executive be entitled to severance under both this Agreement and the Company’s severance policy, if any, as it is the intent of the parties hereto that the severance provided for in this Agreement shall be in lieu of, and not in addition to, the severance that the Executive would otherwise be entitled to under the Company’s severance policy, if any.

7. Certain Obligations of the Executive.

In order to induce the Company to enter into this Agreement, and because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Executive, the Executive hereby agrees to the following obligations, which obligations of the Executive shall be in addition to, and shall not limit, any other obligation of the Executive to the Company with respect to the matters set forth herein or otherwise:

(a)Nondisclosure. The Executive acknowledges that during his or her employment he or she will have access to and the Company promises to provide the Executive with Confidential Information (as hereinafter defined) which has great value to the Company, is not known to others in the relevant industry, and gives the Company a substantial competitive advantage. The Executive hereby agrees that all documents, records, techniques, business secrets, price and route information, business strategy and other information, whether in electronic form, hardcopy or other format, which have come into his or her possession from time to time during his or her employment by the Company or which may come into his or her possession during his or her employment (collectively, “Confidential Information”), shall be deemed to be confidential and proprietary to the Company and the Executive further agrees to retain in confidence any Confidential Information known to him or her concerning the Company and its affiliates and their respective businesses, unless such information (i) is publicly disclosed by the Company or (ii) is required to be disclosed by valid legal process; provided, however, that prior to any such disclosure, if reasonably practicable, the Executive must first notify the Company and cooperate with the Company (at the Company’s expense) in seeking a protective order; and further provided that nothing in this Section 7(a) limits any provision of Section 7(h) below. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that the disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf. The Executive is advised that pursuant to the U.S. Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for such conduct.

(b)Return of Property. The Executive agrees that, upon termination of the Executive’s employment with the Company for any reason, the Executive will return to the Company, in good condition, all property of the Company and any of its affiliates, including without limitation, keys; building access cards; computers; cellular telephones; automobiles; the originals and all copies (in whatever format) of all management, training, marketing, pricing, strategic, routing and selling materials; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment; provided that nothing in this Section 7(b) limits any provision of Section 7(h) below. If such items are not returned in accordance with this Section 7(b), the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property, in addition to all other remedies at law and at equity.

(c)Employee Non-solicitation. The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. During the period of employment with the Company and for a period of twenty-four (24) months thereafter, whether the termination of such employment was voluntary or involuntary, the Executive will not, on the Executive’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.

(d)Non-interference. The Executive understands and acknowledges that: (i) the Company’s relationships with its customers, clients, suppliers, licensees, and business partners are of great competitive value; (ii) the Company has invested and continues to invest substantial resources in developing and preserving these relationships and goodwill; and (iii) the loss of any such relationship or goodwill will cause significant and irreparable harm to the Company. During the period of employment with the Company and for a period of twenty-four (24) months thereafter, whether the termination of such employment was voluntary or involuntary, the Executive shall not, directly or indirectly, interfere with, impair or damage the Company’s relationships with any customer, client, supplier, licensee or business partner.

(e)Non-Competition Agreement. During the period of employment with the Company and for a period of twenty-four (24) months thereafter, whether the termination of such employment was voluntary or involuntary, the Executive shall not, directly or indirectly, own, manage, operate, have any interest as an employee, salesperson, consultant, officer or director, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any city, state or part thereof in the United States in the (i) production of ingredients through the collection and/or processing of animal by-products, organic waste, bakery residuals and/or used cooking oil, (ii) servicing of grease traps, or (iii) any other business that the Company has been engaged in during the Executive’s employment (collectively a “Restricted Business”); provided, however, that the restrictions contained in this Section 7(e) shall not restrict (A) the acquisition of any capital stock or other securities of the Company and (B) the acquisition by the Executive, directly or indirectly, of less than one percent (1%) of the outstanding capital stock of any publicly traded company engaged in a

Restricted Business. In the event the Federal Trade Commission passes a rule or regulation that prohibits any of the restrictions in this Section 7(e), any prohibited restriction shall be null and void until the time such rule or regulation is enjoined or otherwise preempted, overturned, or stayed.

(f)Cooperation. The Executive agrees to cooperate, at the request and expense of the Company, in the prosecution and/or defense of any claim or litigation in which the Company or any affiliate is involved on the date of the termination of the Executive’s employment with the Company for any reason or thereafter that includes subject matter as to which the Executive has knowledge and/or expertise; provided that nothing in this Section 7(f) limits any provision of Section 7(h) below.

(g)Damages. If the Executive breaches or threatens to breach the covenants contained in this Section 7, the Company will have no further obligations to the Executive pursuant to this Agreement or otherwise, the Executive shall immediately forfeit any amounts or benefits under Section 4, whether previously paid or not, to the maximum extent permitted by law, and the Company shall be entitled to recover from the Executive any previously paid amounts or benefits under Section 4, as well as all such damages to which it may be entitled at law or in equity. In addition, the Executive acknowledges that any such breach may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, as the sole exception to Section 13(a), the Company may seek in any court of competent jurisdiction whatever relief it determines to be appropriate to protect the Company’s rights under this Agreement, including, without limitation, an injunction or equitable relief without notice or payment of bond to the maximum extent permitted by law. The Executive acknowledges good and sufficient consideration for the covenants of this Section 7.

(h)Protected Rights. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit the Executive’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive further understands that this Section 7, and all other provisions in this Agreement, are not intended to interfere with or restrain employee communications regarding wages, hours, or other terms and conditions of employment or to otherwise interfere with any rights Executive may have the National Labor Relations Act.

(i)Protectable Interests. The Executive acknowledges and agrees that (i) complying with the restrictions contained in this Agreement will not prevent the Executive from earning a living, and (ii) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Company’s legitimate business interests (including, without limitation, relationships with customers and clients, goodwill, the protection of trade secrets and other Confidential Information, protection from unfair competition, and other protectable interests).

(j)Reformation. In the event that any covenant contained in this Section 7 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law, then such covenant shall be reformed to the maximum time, geographic or other limitations to the maximum extent permitted by law. The covenants contained in this Section 7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8. Successors.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

9. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law rules that would cause the application of the laws of any other jurisdiction other than the State of Texas.

10. Termination.

This Agreement shall terminate on December 31, 20___ (the “Term”); provided, however, that the Term shall automatically extend for successive one (1) year periods on December 31, 20___ and each anniversary thereof, unless the Executive’s employment is terminated prior thereto or the Company provides written notice to the Executive of the Company’s intention not to extend the Term at least six (6) months prior to the applicable extension date. Notwithstanding any provision herein to the contrary, in the event of a Change of Control, the Term shall automatically be extended until the end of the Protection Period.

11. Section 409A.

All amounts payable under this Agreement are intended to be exempt from, or comply with, Section 409A and this Agreement shall be interpreted in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, and if and only to the extent it becomes necessary to prevent any accelerated or additional tax under Section 409A, if the Executive is a “specified employee” as defined in Section 409A, any severance pay or benefits constituting “nonqualified deferred compensation” to which Section 409A applies and payable by reason of the Executive’s termination of employment shall be deferred (without any adjustment to the amount of such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following such termination (or the earliest date as is permitted under Section 409A). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. To the extent required to comply with Section 409A, if the period available to execute (and not revoke) the general release described herein spans two (2) calendar years, payment of the benefits described in Section 4(a)(i), Section 4(e) and Section 4(g) will neither commence nor occur, as applicable, until the second calendar year. To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (a) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by the Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any other person will be liable to the Executive by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Agreement, including by reason of the failure of this Agreement to satisfy the applicable requirements of Section 409A in form or in operation. If the Executive is entitled to receive payment of the Termination Base Pay Amount pursuant to Section 4(a)(ii) hereof due to the termination of the Executive’s employment following a Change of Control that does not constitute a “change in control event,” within the meaning of Section 409A and such payment of the Termination Base Pay Amount is subject to Section 409A, then the Executive shall continue to be entitled to receive payment of the Termination Base Pay Amount, but the Termination Base Pay Amount shall not be paid in a lump sum, but instead shall be paid in substantially equal installments over the twenty-four (24)-month period as described in, and in accordance with, Section 4(a)(i) hereof.

12. Section 280G.

Notwithstanding any other provision of this Agreement, if any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (whether paid, payable or provided pursuant to the terms of this Agreement or otherwise) (each a “Payment” and collectively the “Payments”) could constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Payments shall be either (a) reduced such that the maximum amount of the Payments shall be One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), or (b) delivered in full pursuant to the terms of this Agreement. The determination of whether clause (a) or (b) of the preceding sentence shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by the Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the Payments net of all applicable federal, state and local income, employment and other applicable taxes and the Excise Tax. If clause (b) above is given effect and the Payments are reduced, such reduction shall be accomplished by first reducing or eliminating the portion of the Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Payments, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the determination described below and in each case in accordance with Section 409A. Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph shall be made by the independent public accounting firm serving as the Company’s auditing firm (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and the Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 12. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this paragraph.

13. Dispute Resolution.

(a)Arbitration. Subject to Section 7(g), all claims or disputes arising out of or relating to, or in connection with the construction, meaning, or effect of this Agreement or the Executive’s employment or termination thereof shall be submitted for binding resolution in arbitration with JAMS (“JAMS”) before a neutral arbitrator (the “Arbitrator”) admitted to practice law for fifteen (15) years or more chosen by agreement of the parties hereto. If the parties are unable to decide the Arbitrator, the parties will follow the process set forth in Rule 12 of the JAMS Commercial Arbitration Rules & Procedures (or any comparable rule then in existence) to strike and rank arbitrators for the selection of the Arbitrator, except that in the event that appointment cannot be made from the submitted lists, JAMS shall submit to the parties a new list of arbitrators with the same qualifications as set forth above until the Arbitrator is selected. JAMS shall not have the power to make the appointment from or among members of the National Roster. The arbitration proceeding and all related documents will be confidential unless disclosure is required by law. The Arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief. The Arbitrator’s decision will be final and binding and not subject to appeal. The judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. This Agreement involves interstate commerce, and this provision can be enforced under the Federal Arbitration Act. Arbitration shall proceed solely on an individual basis without the right for any claims to be arbitrated on a class action or collective action basis or on bases involving claims brought in a purported representative capacity on behalf of others. The Arbitrator’s authority to resolve and make written awards is limited to claims between the Executive and the Company alone. Claims may not be joined, coordinated, or consolidated unless agreed to in writing by all parties hereto.

(b)Jury Waiver. SUBJECT TO SECTION 13(a) ABOVE, EACH OF THE EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(c)Recovery of Attorney’s Fees. If any party institutes any legal suit, action, or proceeding arising from or relating to enforcement of any provision of this Agreement, the prevailing party shall be entitled, in addition to all other remedies to which the prevailing party may be entitled, to recover the costs and expenses incurred by the prevailing party in conducting or defending the suit, action, or proceeding, including such party’s reasonable attorneys’ fees and expenses, to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

DARLING INGREDIENTS INC.

By:
Name:
Title:

EXECUTIVE

[Name]